FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACT:
Geoff Grande
FD
(617) 747-1721

SKILLSOFT REPORTS FIRST QUARTER FISCAL 2011 RESULTS

•	FIRST QUARTER REVENUE OF $76.9 MILLION AND NET INCOME OF $12.6 MILLION

•	FIRST QUARTER DILUTED EPS OF $0.13

•	FIRST QUARTER ADJUSTED EBITDA OF $29.4 MILLION

•	REDUCED DEBT BY $45.1 MILLION IN THE FIRST QUARTER

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $92.5 MILLION

NASHUA, NH, May 20, 2010 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its first fiscal quarter of fiscal 2011.

FISCAL 2011 FIRST QUARTER RESULTS

The Company reported total revenue of $76.9 million for its first quarter ended April 30, 2010 of its fiscal year ending January 31, 2011 (fiscal 2011), which represented a 1% increase over the $76.4 million reported in its first quarter of the fiscal year ended April 30, 2009 (fiscal 2010).

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $12.6 million, or $0.13 per basic and diluted share, for the first quarter of fiscal 2011 as compared to net income of $18.8 million, or $0.19 per basic and diluted share, for the first quarter of fiscal 2010.

Gross margin increased slightly to 91% in the fiscal 2011 first quarter from 90% in the fiscal 2010 first quarter, primarily due to product mix.

Research and development expenses increased to $9.7 million in the fiscal 2011 first quarter from $9.0 million in the fiscal 2010 first quarter.  This increase was primarily due to additional outside service contractors and outsource partner expenses and an increase in compensation expense.  Research and development expenses were 13% of revenue for the fiscal 2011 first quarter as compared to 12% for the fiscal 2010 first quarter.

Sales and marketing expenses increased to $24.8 million in the fiscal 2011 first quarter from $22.4 million in the fiscal 2010 first quarter.  This increase was primarily due to the hiring of additional field sales personnel and an increase in demand generation marketing expenses. Sales and marketing expenses were 32% of revenue for the fiscal 2011 first quarter as compared to 29% for the fiscal 2010 first quarter.

General and administrative expenses increased to $8.5 million in the fiscal 2011 first quarter from $7.8 million in the fiscal 2010 first quarter.  The increase in general and administrative expenses was primarily due to an increase in professional expenses and compensation related expenses. General and administrative expenses were 11% of revenue for the fiscal 2011 first quarter as compared to 10% for the fiscal 2010 first quarter.

Acquisition related expenses for the fiscal 2011 first quarter were $5.3 million. These expenses related primarily to professional fees incurred in connection with the pending acquisition of the Company.

 The Company’s interest expense was $2.4 million for the fiscal 2011 first quarter and for the fiscal 2010 first quarter. Interest expense remained flat as a result of the additional principal payments on the Company’s long-term debt, which were offset by the accelerated non-cash debt amortization charges.   Additionally, on May 7, 2010 the Company paid the remaining outstanding debt balance of $39.3 million.

The Company’s effective tax rate was 31.7% for the fiscal 2011 first quarter, which consisted of a cash tax provision of approximately $2.1 million (11.5%) and a non-cash tax provision of approximately $3.7 million (20.1%).  This compares to a 22.6% effective tax rate for the fiscal 2010 first quarter, which consisted of a cash tax provision of approximately $2.2 million (9.0%) and a non-cash tax provision of approximately $3.3 million (13.6%). Included in the effective tax rate for the fiscal 2010 first quarter is approximately $0.4 million (1.6%) of discrete reductions to international tax based accruals.  The increase in the effective tax rate is primarily the result of increased year over year amortization of tax charges associated with the business realignment that took effect at the beginning of fiscal 2010.

An important leverage covenant included in our credit facility is adjusted EBITDA.  Adjusted EBITDA for the fiscal 2011 first quarter was $29.4 million as compared to $32.7 million for the fiscal 2010 first quarter.  For the fiscal 2011 first quarter, our trailing 12 month debt to adjusted EBITDA ratio was approximately 0.3. Adjusted EBITDA for the fiscal 2011 first quarter is calculated by taking net income ($12.6 million) and adding back depreciation and amortization ($1.1 million), amortization of intangible assets and capitalized software development costs ($0.9 million), acquisition related expense ($5.3 million), stock-based compensation ($1.4 million), interest expense ($2.4 million), provision for income taxes ($5.9 million), and deducting other income and interest income ($0.2 million).

SkillSoft had approximately $92.5 million in cash, cash equivalents, short-term investments and restricted cash as of April 30, 2010 as compared to $83.0 million as of January 31, 2010.  This increase is primarily due to cash provided by operations of $49.9 million, proceeds from the exercise of stock options of $3 million and proceeds from the employee stock purchase plan of $1.7 million.  The increase was partially offset by principal payments on long term debt of $45.1 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2011 first quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 5 days in the fiscal 2011 first quarter as compared to 6 days in the year ago period and 11 days in the fourth quarter of fiscal 2010.  On a gross basis, which considers all items billed as receivables, DSOs were 77 days in both the fiscal 2011 and the fiscal 2010 first quarter and 160 days in the fourth quarter of fiscal 2010.  The slight decrease in net basis DSOs is due to improvements in customer collection efforts.

FISCAL 2011 OUTLOOK

As a reminder, since February 12, SkillSoft has been in an "offer period" for the purposes of the Irish Takeover Rules.  During the offer period, SkillSoft is subject to restrictions on the making of public statements.  If SkillSoft publishes any financial guidance which enables the calculation of future profits or losses, the Irish Takeover Rules require the preparation and publication of onerous reports from SkillSoft's auditors and financial advisers.  The preparation of such reports would have resulted in a delay to the issue of our earnings release.  Consequently, the Company will not be providing guidance with respect to fiscal 2011 or its second quarter of fiscal 2011 ending July 31, 2010.

Supplemental financial information is available on SkillSoft’s web site www.skillsoft.com.

Conference Call

 Management will not conduct a conference call to discuss the Company’s fiscal 2011 first quarter financial and operating results and the financial outlook for fiscal 2011.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 25,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide Dialogue and inGenius are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

###

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands except share and per share data)

	Three Months Ended
	April 30,
	2010	2009

Revenues	$76,918	$76,439
Cost of revenues (1)	7,083	7,473
Cost of revenues - amortization of intangible assets	32	32

Gross profit	69,803	68,934

Operating expenses:
Research and development (1)	9,669	8,998
Selling and marketing (1)	24,804	22,411
General and administrative (1)	8,493	7,757
Amortization of intangible assets	896	2,455
Acquisition related expenses	5,322	-
Restructuring	-	52

Total operating expenses	49,184	41,673

Other (expense) income, net	111	(618)
Interest income	82	70
Interest expense	(2,370)	(2,445)

Income before provision for income taxes	18,442	24,268

Provision for income taxes - cash	2,130	2,201
Provision for income taxes - non-cash	3,709	3,288

Net income	$12,603	$18,779

Basic income per share	$0.13	$0.19
Diluted income pershare	$0.13	$0.19

Basic weighted average common shares outstanding	95,064,748	97,740,295
Diluted weighted average common shares outstanding	99,097,950	99,095,854

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$13	$21
Research and development	201	269
Selling and marketing	523	635
General and administrative	705	696
	$1,442	$1,621

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	April 30, 2010	January 31, 2010

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$89,722	$80,241
Restricted cash	2,767	2,786
Accounts receivable, net	67,827	141,828
Deferred tax assets	18,881	28,902
Prepaid expenses and other current assets	23,435	23,447

Total current assets	202,632	277,204

Property and equipment, net	5,877	6,288
Goodwill	238,550	238,550
Intangible assets, net	4,300	5,227
Deferred tax assets	57,142	49,127
Other assets	9,951	9,835

Total assets	$518,452	$586,231

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$404	$865
Accounts payable	3,095	4,519
Accrued expenses	27,118	41,386
Deferred revenue	172,786	200,369

Total current liabilities	203,403	247,139

Long term debt	38,860	83,500
Other long term liabilities	6,016	4,432
Total long-term liabilities	44,876	87,932

Total stockholders' equity	270,173	251,160

Total liabilities and stockholders' equity	$518,452	$586,231

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Three Months Ended
	April 30,
	2010	2009

Cash flows from operating activities:

Net income	$12,603	$18,779
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	1,442	1,621
Depreciation and amortization	1,070	1,283
Amortization of intangible assets	928	2,487
Provision for (recovery) of bad debts	109	(37)
Provision for income taxes - non-cash	3,709	3,288
Non-cash interest expense	1,822	297
Tax effect related to exercise of non-qualified stock options	(323)	(5)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	73,768	81,169
Prepaid expenses, other current assets and other assets	307	985
Accounts payable	(1,424)	(3,429)
Accrued expenses and other long-term liabilities	(16,671)	(12,271)
Deferred revenue	(27,399)	(29,183)

Net cash provided by operating activities	49,941	64,984

Cash flows from investing activities:

Purchases of property and equipment	(230)	(986)
Purchases of investments	(2,553)	(600)
Maturity of investments	1,850	1,100
Decrease (increase) in restricted cash	19	(38)

Net cash used in investing activities	(914)	(524)

Cash flows from financing activities:

Exercise of stock options	2,990	269
Proceeds from employee stock purchase plan	1,666	1,164
Principal payments on long term debt	(45,101)	(18,293)
Acquisition of treasury stock	-	(9,399)
Tax effect related to exercise of non-qualified stock options	323	5

Net cash used in financing activities	(40,122)	(26,254)

Effect of exchange rate changes on cash and cash equivalents	(130)	730

Net increase in cash and cash equivalents	8,775	38,936
Cash and cash equivalents, beginning of period	76,682	37,853

Cash and cash equivalents, end of period	$85,457	$76,789